SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 7, 2005

CINERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11377	CINERGY CORP. (A Delaware Corporation) 139 East Fourth Street Cincinnati, Ohio 45202 (513) 421-9500	31-1385023

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously announced on May 31, 2005, Mr. R. Foster Duncan, Executive Vice President and Chief Executive Officer of the Commercial Business Unit of Cinergy Corp., resigned from the Company effective as of June 30, 2005.  Mr. Duncan and the Company had previously entered into an employment agreement dated January 1, 2002, as amended, relating to benefits to be received upon a termination of employment under various circumstances.  Effective July 8, 2005, Mr. Duncan and the Company entered into a Separation Agreement pursuant to which the parties agreed that, in lieu of all other benefits to which he might be entitled from the Company pursuant to his employment agreement or otherwise, and in consideration of his satisfaction of certain post-termination obligations, including executing a release and waiver of claims and complying with non-competition, non-disclosure, non-solicitation and other restrictive covenants, Mr. Duncan will receive the following benefits and payments: (i) a severance payment in the amount of $3,550,193; (ii) accrued vacation pay in the amount of $62,734; and (iii) the prorated portion of the amount he would have received under the Annual Incentive Plan for 2005, calculated assuming target performance, in the amount of $195,729.  Mr. Duncan is also entitled to a supplemental retirement benefit paid in the form of (i) a lump sum of $2,244,874 to be paid on March 1, 2009; and (ii) an annuity payment of $155,020 per year commencing on March 1, 2009, and following his death his surviving spouse, if any, will be entitled to $77,510 per year during her lifetime.  With respect to the annuity payments and consistent with pre-existing plan provisions, the net present value of the annuity will be paid in a single lump sum on March 1, 2009 if a change in control of the Company (including the consummation of the merger with Duke Energy) occurs before that time.  The Company has also agreed to provide Mr. Duncan with office space and related administrative support for up to one year.

Mr. Duncan is eligible to receive (i) access to continued coverage under the Company’s medical and dental plan so long as he pays the full cost (determined using the Company’s group rates) of such coverage and (ii) the vested benefits that he previously earned under the Company’s 401(k) plan and its related excess 401(k) plan.  Stock options granted to Mr. Duncan, to the extent not vested, will vest pursuant to the terms of the Separation Agreement, and all options owned by Mr. Duncan will be exercisable for the remainder of their respective ten-year terms.  The Separation Agreement also provides that Mr. Duncan’s restricted stock awards will fully vest and that he will receive $1,150,585 in lieu of any other amounts to which he would be entitled in connection with his performance share awards.

As previously announced on May 31, 2005, Mr. Michael J. Cyrus, Executive Vice President and Chief Executive Officer of the Regulated Business Unit of the Company, has assumed the responsibilities vacated by Mr. Duncan.  In connection with this change, on July 8, 2005, Mr. Cyrus and the Company entered into an amendment to Mr. Cyrus’ employment agreement, dated September 12, 2002, as amended, to reflect his new responsibilities.

The foregoing descriptions of Mr. Duncan’s Separation Agreement and Mr. Cyrus’ employment agreement amendment are qualified in their entirety by reference to the Separation Agreement and employment agreement amendment, which are filed as exhibits hereto, and are incorporated into this report by reference.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

10.1         Separation Agreement and Waiver and Release Agreement, dated July 8, 2005, between Cinergy Services, Inc. and R. Foster Duncan

10.2         Amendment to Employment Agreement, effective May 24, 2005, between Cinergy Services, Inc. and Michael J. Cyrus

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINERGY CORP.

Dated: July 8, 2005	By	/s/ MARC E. MANLY
Name: Marc E. Manly
Title: Executive Vice President and Chief Legal Officer